F O R    I M M E D I A T E    R E L E A S E

                          PRESS RELEASE

                                      July 21, 1994
                                      For more information contact:
                                      Erin Ibele    (419) 247-2800
                                      Robert Pruger (419) 247-2800

                HEALTH CARE REIT, INC. ANNOUNCES
             $150 MILLION REVOLVING LINE OF CREDIT


          Toledo, Ohio, September 21, 1994....Health Care REIT,
Inc. (NYSE/HCN) announced the successful closing of a $150 million revolving line of credit with a consortium of eight banks. The new line amends and restates a prior $100 million agreement. The Agent for the bank group is National City Bank, Cleveland, Ohio and the participant banks are Bank One, N.A.; Comerica Bank; The Daiwa Bank, Limited; Harris Trust and Saving Bank; Manufacturers and Traders Trust Co.; National City Bank; Society National Bank; and NBD Bank, N.A. The increase in the line will enable the Company to fund additional health care facility investments.

          Health Care REIT, Inc. is a real estate investment trust which invests in health care facilities, primarily nursing homes.
The Company also invests in assisted living and retirement facilities, rehabilitation centers, primary care facilities and behavioral care facilities.